Exhibit 4.2

PAYCOM SOFTWARE, INC.

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of March 10, 2014 (the “Effective Date”) by and among (i) Paycom Software, Inc., a Delaware corporation (the “Company”), (ii) Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (“WCAS”), (iii) WCAS Management Corporation, a Delaware corporation (“WCASM”), (iv) WCAS Capital Partners, IV, L.P., a Delaware limited partnership (“CP IV”), (v) Chad Richison (“Richison”), (vi) Shannon Rowe (“Rowe”), (vii) William Kerber (“Kerber”), (viii) Jeff York (“York”), (ix) Robert Levenson (“Levenson”), (x) the ELK II 2012 Descendants’ Trust u/a dated December 26, 2012 (“ELK Trust”), (xi) the SLY II 2012 Descendants’ Trust u/a dated December 26, 2012 (“SLY Trust”), (xii) Lenox Capital Group, LLC (“Lenox” and, together with Richison, Rowe, Kerber, York, WCAS, WCASM, CP IV, Levenson, ELK Trust and SLY Trust, the “Initial Stockholders”) and (xi) each holder of Stockholder Shares acquired after the date of this Agreement pursuant to Section 6 hereof (the “Additional Stockholders,” and together with the Initial Stockholders, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in Section 1 hereof.

WHEREAS, on January 1, 2014, Paycom Software Merger Sub, LLC (“MergerSub”), a wholly owned subsidiary of the Company, merged with and into Paycom Payroll Holdings, LLC, a Delaware limited liability company (“PPH”), with PPH being the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger dated December 30, 2013, by and among the Company, MergerSub, Paycom Payroll, LLC, a Delaware limited liability company and PPH (the “Merger Agreement”);

WHEREAS, upon the Closing (as defined below), Common Stock and Restricted Stock were issued pursuant to the Merger Agreement and those certain Contribution Agreements (as defined below) and the Company and the Initial Stockholders entered into that certain Stockholders Agreement dated as of January 1, 2014 (the “Stockholders Agreement”); and

WHEREAS, the parties believe that it is in the best interests of the Company and the Stockholders to amend and restate the Stockholders Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, each intending to be legally bound, hereby agree as follows:

1. Definitions.

“Additional Stockholder” has the meaning set forth in the preamble.

“Affiliate” means, when used with reference to a particular Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether by or through the ownership of voting securities, agency or otherwise, or pursuant to or in connection with any agreement, arrangement or other understanding (whether written or oral). The terms “controlling” and “controlled” shall have correlative meanings of the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Attorney-In-Fact” has the meaning set forth in Section 3.

“Board” has the meaning set forth in Section 2(a).

“Charter” means that certain Amended and Restated Certificate of Incorporation of the Company, as in effect from time to time.

“Closing” means the date of the consummation of the transactions contemplated by the Merger Agreement and the Contribution Agreements.

“Common Holders” means Richison, Rowe, Kerber, York, Levenson and Aiello and any of their Affiliates holding, directly or indirectly, Common Stock (i) originally acquired by such Persons upon the Closing or (ii) that were Transferred to such Person in one or more Transfers occurring after the Closing (other than a public sale).

“Common Stock” means the shares of common stock of the Company, par value $0.001. Unless otherwise specified, the term “Common Stock” shall include Restricted Stock.

“Company” has the meaning set forth in the preamble.

“Contribution Agreements” means (i) the Preferred B Unit Contribution Agreement, by and among the Company, Aiello, Levenson and certain entities affiliated with Levenson, (ii) the WCAS Contribution Agreement by and between the Company, WCASM and WCAS, and (iii) the CP IV Contribution Agreement by and between the Company and CP IV.

“CP IV Director” has the meaning set forth in Section 2(a)(ii).

“CP IV” has the meaning set forth in the recitals.

“CP IV Holders” means CP IV and any of its Affiliates holding Common Stock (i) originally acquired by CP IV upon the Closing or (ii) that were Transferred to such Person in one or more Transfers occurring after the Closing (other than a public sale).

“Equity Securities” of a Person means, as applicable, (i) any capital stock, membership interests or other share capital of such Person, (ii) any securities or indebtedness of such Person, directly or indirectly convertible into or exchangeable for any capital stock, options, warrants or membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share appreciation rights, phantom share rights or other similar rights relating to such Person, and (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Initial Stockholders” has the meaning set forth in the preamble.

“Majority CP IV Holders” means, at any time, the holders of a majority of the shares of Common Stock then held by the CP IV Holders (but not including any Common Stock held by the Common Holders or the WCAS Holders).

“Majority Common Holders” means, at any time, the holders of a majority of the shares of Common Stock then held by the Common Holders (but not including any Common Stock held by WCAS Holders or the CP IV Holders).

“Majority WCAS Holders” means, at any time, the holders of a majority of the Common Stock then held by the WCAS Holders (but not including any Common Stock held by the Common Holders or the CP IV Holders).

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a cooperative, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity, or a governmental entity or any department, agency or political subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, as the context may require.

“PPH LLC Agreement” means that certain limited liability company agreement of PPH, dated as of April 3, 2012, by and among PPH, EGI, J&J Payroll Services, L.P., a Delaware limited partnership and the other parties signatory thereto as amended through and in effect as of the date of this Agreement immediately prior to the initial execution of the Stockholders Agreement.

“PPH” has the meaning set forth in the recitals.

“Preferred Stock” means any class of preferred stock of the Company.

“Public Offering” means an underwritten sale to the public of the Company’s Equity Securities (or its successor’s Equity Securities) pursuant to an effective registration statement filed with the SEC on Form S-1 (or any successor form adopted by the SEC) and after which the Company’s (or its successor’s) Equity Securities are listed on a national exchange; provided that a Public Offering shall not include any issuance of Equity Securities in any merger or other business combination, and shall not include any registration of the issuance of Equity Securities to existing securityholders or employees of the Company and its Subsidiaries on Form S-4 or Form S-8 (or any successor form adopted by the SEC).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of December 30, 2014, by and among the Company and the Stockholders.

“Restricted Stock” means those shares of Common Stock subject to restrictions on ownership issued in connection with the Merger. For all purposes of this Agreement, Restricted Stock will be deemed to be owned and held by the recipient of those restricted shares.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholder Shares” means (i) such Shares as were issued at the Closing, (ii) any Common Stock issued to or otherwise acquired by any Stockholder, directly or indirectly, on or after January 1, 2014 and (iii) any Preferred Stock issued to or acquired by any Stockholder, directly or indirectly, on or after January 1, 2014. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a public sale or repurchased by the Company or any of its Subsidiaries. For purposes of this Agreement, except as otherwise set forth herein, a Person (so long as such Person is an Affiliate of a Stockholder) will be deemed to be a holder of Stockholder Shares whenever such Person has the right to acquire, directly or indirectly, such Stockholder Shares (upon conversion or exercise (without duplication) in connection with a Transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Stockholders” has the meaning set forth in the preamble.

“Sub Board” means the Board of Directors of any Subsidiary.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity.

“Transfer” means any gift, sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition (whether with or without consideration, whether directly or indirectly and whether voluntarily, involuntarily or by operation of law), including any derivative transaction that has the effect of changing materially the economic benefits and risks of ownership (and the terms “Transferee,” “Transferor” and any other derivation thereof shall have correlative meanings of the foregoing).

“WCAS Director” has the meaning set forth in Section 2(a)(i).

“WCAS Holders” means WCAS and any of its Affiliates (i) holding Common Stock originally acquired by WCAS upon the Closing or (ii) that were Transferred to such Person in one or more Transfers occurring after the Closing (other than a public sale).

2. Voting Agreement

(a) For so long as the Stockholders, directly or indirectly, on an aggregate basis, continue to hold forty percent (40%) of the issued and outstanding Common Stock entitled to vote in the election of directors of the Company, each Stockholder agrees that such Stockholder will vote, or cause to be voted, all voting securities of the Company over which such Stockholder has the power, directly or indirectly, to vote or direct the voting, and will take all other necessary or desirable action within such Stockholder’s control (whether in such Stockholder’s capacity as a Stockholder, officer, director, member of a committee of the board of directors of the Company (the “Board”) or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company will take all necessary and desirable actions within its control, to cause the authorized number of directors of the Company to be established at seven, or such greater number as is necessary to designate the individuals specified in Sections 2(a)(i), Section 2(a)(ii) and Section 2(a)(iii) and also comply with applicable stock exchange listing rules and applicable law (with such additional directors being designated pursuant to the last sentence of this Section 2(a)), unless otherwise agreed by the Majority WCAS Holders, and to elect or cause to be elected to the Board, and cause to be continued in office, the following individuals:

(i) three representatives designated by the Majority WCAS Holders (each, a “WCAS Director”), who shall initially be Robert Levenson, Sanjay Swani and Robert Minicucci;

(ii) one representative designated by the Majority CP IV Holders, who shall initially be Conner Mulvee (the “CP IV Director”); and

(iii) one representative designated by the Majority Common Holders (a “Common Director”), who shall be (a) Chad Richison or (b) if Chad Richison is no longer willing to serve, such other person designated by such holders; provided that the Majority Common Holders shall have the right to designate such Director so long as Chad Richison and his Affiliates own, in the aggregate, at least 12% of the outstanding shares of Common Stock. If at any time the Majority Common Holders do not have the right to designate such Director, the Majority WCAS Holders shall have the right to designate such Director.

The parties hereto agree that the remaining Directors shall be independent Directors designated by the nominating committee of the Board.

(b) Any Director elected pursuant to Section 2(a)(i) - (iii) above shall be removed from the Board or any committee of the Board (with or without cause) at the written request of the holders or other Person that has the right to designate such Director under Section 2(a), but only upon such written request and under no other circumstances. Each Stockholder agrees to vote, or cause to be voted, or provide a written consent with respect to, all voting securities of the Company over which such Stockholder has the power, directly or indirectly, to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable, to cause the removal of such Director as requested by the Person who has the right to remove such Director.

(c) If any Director designated pursuant to Section 2(a) above for any reason ceases to serve as a member of the Board during such Director’s term of office, the resulting vacancy on the Board shall be filled, subject to the conditions of Section 2(a) above, by a Director designated by the Majority WCAS Holders, the Majority CP IV Holders or the Majority Common Holders, as applicable, with the right to appoint such director in accordance with Section 2(a). Each Stockholder agrees to vote promptly, or cause to be voted promptly, or provide promptly a written consent with respect to, all voting securities of the Company over which such Stockholder has the power, directly or indirectly, to vote or direct the voting, and promptly shall take all such other actions as shall be necessary or desirable to cause the designated successor to be elected, to fill such vacancy as requested by the Person who has the right to remove such Director.

(d) So long as the CP IV Holders and the WCAS Holders, on an aggregate basis, continue to hold 40% of the issued and outstanding Common Stock, each Stockholder agrees to cast all votes to which such holder is entitled to vote, directly or indirectly, in respect of the shares of Common Stock, whether at any annual or special meeting, including by attending meetings in person or by proxy for purposes of obtaining a quorum, by written consent, or otherwise, in the same proportion as the shares of Common Stock held by the WCAS Holders are voted by the WCAS Holders for or against any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its Subsidiaries, and in the case of any proposed tender offer for the securities of the Company to tender or withhold his, her or its shares in the same proportion as are tendered and/or withheld by the WCAS Holders.

3. Irrevocable Proxy. In order to secure each Stockholder’s obligation to vote his, her or its Stockholder Shares and other voting securities of the Company or to deliver any written consent contemplated by or in accordance with the provisions of Sections 2 hereof, each Stockholder hereby appoints WCAS X Associates, LLC (the “Attorney-In-Fact”) as such Stockholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, to vote at any annual or special meeting of the Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Stockholder Shares and other voting securities of the Company directly or indirectly owned or held of record by such Stockholder for the election or removal of directors and all such other matters as expressly provided for in Sections 2. The Attorney-In-Fact may exercise the irrevocable proxy granted to it hereunder at any time any Stockholder fails to comply with any of the provisions of Sections 2. Each of the proxies and powers granted by each Stockholder pursuant to this Section 3 is coupled with an interest and is given to secure the performance of such Stockholder’s obligations under this Agreement. Such proxies and powers shall be irrevocable, shall only terminate upon the termination of this Agreement and shall survive the death, incompetency, disability, bankruptcy or dissolution of such Stockholder and the subsequent holders of his, her or its Stockholder Shares. To effectuate the provisions of this Section 3, the Secretary of the Company and of each of its Subsidiaries, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or such Sub Board, as applicable, may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Agreement.

4. Representations and Warranties. Each Stockholder (as to himself, herself or itself only) represents and warrants to the Company and each other Stockholder that, effective as of the time such Stockholder becomes a party to this Agreement, (a) such Stockholder is the record owner, directly or indirectly through an Affiliate wholly-owned by such Stockholder, of the type and number of Stockholder Shares held by such Stockholder as of the Closing, free and clear of all liens and encumbrances, (b) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, (c) such Stockholder has not granted and is not a party to, and such Stockholder shall not grant or become party to, any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement, and (d) the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate in any material respect any provision of law to which such Stockholder is subject, (ii) violate in any material respect any order, judgment or decree applicable to such Stockholder or (iii) conflict in any material respect with, or result in a material breach or default under, any term or condition of any agreement or other instrument to which such Stockholder is a party or by which such Stockholder or any of its assets or properties is bound.

5. Legend.

(a) In addition to any legend required by any other document, each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [INSERT DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAW, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND CONDITIONS ON TRANSFER AS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, DATED AS OF JANUARY 1, 2014,

BY AND AMONG PAYCOM SOFTWARE, INC. (THE “COMPANY”) AND THE COMPANY’S STOCKHOLDERS, AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

(b) The Company shall imprint such legend on certificates evidencing Stockholder Shares. Upon the request of any Stockholder, the legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares. The Company shall remove the Securities Act portion of the legend when (a) in the opinion of Haynes & Boone, LLP or Kirkland & Ellis LLP, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) such Stockholder Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Stockholder Shares or (y) such Stockholder Shares shall be transferable under paragraph (b)(1)(i) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing Securities Act portion of the legend.

6. Transfer. Prior to transferring, in one transaction or a series of related transactions, any Stockholder Shares to an Affiliate of a Stockholder, the transferring Stockholder shall cause the prospective Transferee to be bound by this Agreement and the Registration Rights Agreement and to execute and deliver to the Secretary of the Company and the other Stockholders a joinder to this Agreement substantially in the form attached hereto as Exhibit A and a counterpart signature page to the Registration Rights Agreement prior to the effectiveness of such Transfer (unless such Transfer is pursuant to applicable laws of descent and distribution, in which case, such executed joinder and counterpart signature page shall be delivered to the Secretary of the Company as soon as reasonably possible after such Transfer). Any attempted Transfer of Shares not permitted under the terms of this Section 6 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

7. Additional Provisions. Notwithstanding the foregoing, until the Company shall have consummated a Public Offering, the Parties agree to comply with the provisions set forth in Sections 9.1, 9.2, 9.5, 9.6, 9.9, 11.1, 11.2, 11.3, 11.4, 11.6 and 11.7 of the PPH LLC Agreement and agree that WCAS and CP IV shall have the rights afforded to the WCAS Holders (as defined in the PPH LLC Agreement) (including as the WCAS Majority Holder (as defined in the PPH LLC Agreement)), in each case as if those provisions applied to the Common Stock of the Company and the Stockholders, mutatis mutandis, as they apply to the Units and Unitholders (each as defined in the PPH LLC Agreement) under the PPH LLC Agreement.

8. Amendment and Waiver. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by WCAS, CP IV and the Majority Common Holders. For so long as this Agreement shall be in effect, no reference to this Agreement contained in the Bylaws of the Company may be altered, amended, repealed, or made except by the affirmative vote of WCAS, CP IV and the Majority Common Holders.

9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Successors and Assigns. Except as otherwise expressly set forth herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares (and hold or have received Stockholder Shares in accordance with the terms hereof).

12. Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

13. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

14. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth on Schedule I attached hereto, or in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by the Board at the principal office of the Company designated in the Charter.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

16. Mutual Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17. Jurisdiction; Venue. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 14 NOTHING IN THIS SECTION 17, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT A FINAL, NON- APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

18. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

21. Further Assurances. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

22. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

23. Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires (a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement; (b) words importing any gender shall include other genders; (c) words importing the singular only shall include the plural and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (f) references to “Sections,” “Exhibits,” or “Schedules” shall be to Sections, Exhibits or Schedules of or to this Agreement; (g) references to any Person include the successors and permitted assigns of such Person; (h) the use of the words “or,” “either” and

“any” shall not be exclusive; (i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict; (j) references to “$” or “dollars” means the lawful currency of the United States of America; and (k) references to any law, regulation, rule, agreement, contract or schedule, unless otherwise stated, are to such law, regulation, rule, agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

24. Termination. This Agreement will terminate and be of no further force or effect upon the later to occur of (i) the date on which Chad Richison ceases to be the chief executive officer of the Company, (ii) the date on which Chad Richison ceases to be a Director of the Company, and (iii) the date on which the Stockholders collectively own less than forty percent (40%) of the issued and outstanding Common Stock. In the event that any party (together with its Affiliated Additional Stockholders) fails to own at least 25% of the shares of Common Stock held by such Persons, as applicable, as of the Closing as of such date, then such Person shall no longer be deemed to be a party to this Agreement.

[Signature pages follow]

SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the day and year first above written.

PAYCOM SOFTWARE, INC.

By:	/s/ Chad Richison
Name: Chad Richison
Title: Chief Executive Officer

WELSH, CARSON, ANDERSON & STOWE X, L.P.

By: WCAS X Associates LLC
Its: General Partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Managing Member

WCAS CAPITAL PARTNERS, IV, L.P.

By: WCAS CP IV Associates, LLC
Its: General Partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Managing Member

WCAS MANAGEMENT CORP.

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Treasurer

Signature Page to Amended and Restated Stockholders’ Agreement

/s/ Chad Richison
CHAD RICHISON

/s/ Shannon Rowe
SHANNON ROWE

/s/ William Kerber
WILLIAM KERBER

/s/ Jeff York
JEFF YORK

/s/ Robert Levenson
ROBERT LEVENSON

Signature Page to Amended and Restated Stockholders’ Agreement

ELK II 2012 DESCENDANTS’ TRUST U/A DATED DECEMBER 26, 2012

By:	/s/ Seven Elbaum
Name: Steven Elbaum, as Trustee

SLY II 2012 DESCENDANTS’ TRUST U/A DATED DECEMBER 26, 2012

By:	/s/ Steven Elbaum
Name: Steven Elbaum, as Trustee

LENOX CAPITAL GROUP, LLC

By:	/s/ Robert J. Levenson
Name: Robert J. Levenson
Title: Managing Member

Signature Page to Amended and Restated Stockholders’ Agreement

SCHEDULE I

Name of Stockholder	Address of Stockholder
Welsh, Carson, Anderson & Stowe X, L.P.

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, NY 10022

Attention:

Facsimile No.: (212) 735-0897

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Michael Movsovich

  Drew Grabel

Facsimile: (212) 446-6460

SR-EGI WK-EGI HB-EGI Ernest Group, Inc. The Ruby Group, Inc.

7501 W. Memorial Road

Oklahoma City, OK 73142

Attention: Chad Richison

Facsimile No.: (405) 722-2015

with a copy, which shall not constitute notice, to:

Hartzog Conger Cason & Neville

201 Robert S. Kerr Avenue

1600 Bank of Oklahoma Plaza

Oklahoma City, OK 73102

Attention: Steven C. Davis

Armand Paliotta

Facsimile No.: (405) 996-3403

Schedule I

Name of Stockholder	Address of Stockholder
Jeff York

417 Oakbend, Suite 300

Lewisville, Texas 75067

with a copy, which shall not constitute notice, to:

Leggett & Clemons, PLLC

2745 Dallas North Parkway, Suite 310

Plano, Texas 75093

Attention:         Steve H. Clemons

Facsimile No.:(214) 473-8686

WCAS Capital Partners IV, L.P.

WCAS Capital Partners IV, L.P.

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, NY 10022

Attention:

Facsimile No.: (212) 735-0897

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:        Michael Movsovich

Drew Grabel

Facsimile No.:(212) 446-6460

Schedule I

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS AGREEMENT

This JOINDER (the “Joinder”), to the Stockholders Agreement, dated as of [__], 2013, by and among Paycom Software, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Agreement”), is made and entered into as of                      by and between the Company and                      (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain shares of capital stock of the Company (“Holder Stock”), and the Agreement and the Company require Holder, as a holder of such capital stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder, each intending to be legally bound, hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an Additional Stockholder for all purposes thereof. In addition, Holder hereby agrees that all Holder Stock shall be deemed Stockholder Shares for all purposes of the Agreement and Holder will be deemed to be a [WCAS Holder][CP IV Holder][Common Holder].

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 14 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5. Governing Law. This Joinder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware, and the parties agree to jurisdiction and venue therein.

Exhibit A

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

7. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

8. Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Joinder and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 21 such service to become effective 10 days after such mailing.

* * * * *

Exhibit A

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date written above.

[__]

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Exhibit A